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                          ASTORIA FINANCIAL CORPORATION
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Contact:   Raymond L. Teed                    Matthew Lee
           Vice President                     Executive Director
           Astoria Federal Savings            Inner City Press/
           (516) 327-7635                     Community on the Move
                                              (718) 716-3540

           ASTORIA FEDERAL SAVINGS AND LOAN ASSOCIATION AND INNER CITY
             PRESS ANNOUNCE COMMUNITY REINVESTMENT BANKING AGREEMENT
               FOR EXPANDED COMMITMENT TO LOW AND MODERATE INCOME
                         NEIGHBORHOODS IN NEW YORK CITY

FOR IMMEDIATE RELEASE

         New York, NY and Lake Success, NY, July 10, 1997 -- Astoria Federal Savings and Loan Association, the wholly owned subsidiary of Astoria Financial Corporation (Nasdaq: ASFC), and Inner City Press/Community on the Move (ICP) today announced the execution of a Community Reinvestment Banking Agreement (the "Agreement"). As a result of the Agreement, ICP, a community, consumers' and civil rights organization, has determined not to oppose applications regarding the proposed acquisition of The Greater New York Savings Bank (Nasdaq: GRTR) by Astoria Federal Savings and Loan Association pending before the Office of Thrift Supervision and the New York State Superintendent of Banks.

         Under the Agreement, Astoria will expand the banking and lending services it offers in low and moderate income neighborhoods in Brooklyn and Manhattan, and its community development investments throughout the five boroughs of New York City. As part of the Agreement, Astoria has committed to making an additional $25 million of loans in low and moderate income census tracts in Brooklyn and Manhattan over the next three years, and to opening two new automatic teller machines (ATMs) in Northeast Brooklyn, following the planned merger of Astoria and The Greater. In addition, Astoria announced that, regardless of


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the consummation of the merger, it will increase its community development investments in the five boroughs of New York City, with no borough receiving less than one-eight of the commitment.

         Matthew Lee, executive director and general counsel of ICP, said "In negotiating this agreement with Astoria, we have concluded that acquisition of The Greater by Astoria will increase equal access to credit in low and moderate income communities in Brooklyn and Manhattan. Access to banking services, through new ATMs in low and moderate income communities, is another benefit Astoria has committed to. We applaud Astoria for addressing the issues we raised."

         Astoria Federal Savings and Loan Association commented, "Our organizations each approached these discussions based upon furthering our common objectives of ensuring that, within Astoria Federal's market area, banking services and lending opportunities will be available to all communities, including low and moderate income areas."

          Astoria Federal Savings, which has a Community Reinvestment Act ("CRA") rating from the Office of Thrift Supervision of "Outstanding" has indicated that it intends, as part of its acquisition of The Greater New York Savings Bank, to expand Astoria Federal's CRA assessment area to include the Boroughs of Brooklyn and Manhattan.

         The merger of Astoria Federal Savings and Loan Association and The Greater New York Savings Bank, which is expected to close at or about the end of the third quarter of 1997, is subject to regulatory approvals and the approval of shareholders of Astoria Financial Corporation and The Greater New York Savings Bank.

         Astoria Financial Corporation, headquartered in Lake Success, New York, is the holding company for Astoria Federal Savings and Loan Association. With assets of $7.7 billion, Astoria Financial is the third largest publicly traded thrift in New York and fifteenth nationally. Established in 1888, Astoria Federal operates forty-five banking offices and provides retail banking, mortgage and consumer loan services to over 250,000 customers.

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